UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 24, 2005
Date of report (Date of earliest event reported)

APPLERA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-4389	06-1534213
(State or other jurisdiction of Incorporation)	(Commission file number)	(IRS Employer Identification No.)

301 Merritt 7
Norwalk, Connecticut 06851
(Address of Principal Executive Offices, Including Zip Code)

(203) 840-2000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.Entry into a Material Definitive Agreement.

     (a) On December 27, 2005, Applera Corporation (“Applera”) announced that it had entered into an Agreement and Plan of Merger by and among Ambion, Inc. (“Ambion”), Applera, Ambion Acquisition Corp., and Mathew M. Winkler, in his capacity as Representative, dated as of December 24, 2005 (the “Merger Agreement”), pursuant to which Applera’s Applied Biosystems Group will acquire the Research Products Division of Ambion for $273 million in cash, subject to certain closing adjustments related to working capital, transaction expenses, and the amount of outstanding debt of Ambion at the closing. The transaction will be completed as a reverse triangular merger (the “Merger”), and after the Merger Ambion will be a wholly-owned subsidiary of Applera. Promptly following the Merger, Ambion will sell its existing diagnostics business to Asuragen, a newly-formed affiliate of Mr. Winkler (the “Divestiture”). As a result of the Merger and the Divestiture, Ambion, as a wholly-owned subsidiary of Applera, will operate only its existing Research Products Division. The transaction is subject to the receipt of Hart-Scott-Rodino antitrust clearance and other customary closing conditions, and is expected to close in the first calendar quarter of 2006. The transaction was announced and further described in a press release issued by Applera and Ambion on December 27, 2005, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits.

     The following exhibits are filed with this Report:

Exhibit No.	Description

99.1	Press Release issued December 27, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLERA CORPORATION

By:	/s/ Dennis L. Winger
Dennis L. Winger
Senior Vice President and
Chief Financial Officer

Dated: December 29, 2005

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued December 27, 2005.